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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 8, 2000


                               Dime Bancorp, Inc.
        ---------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




          Delaware                     001-13094             11-3197414
     -----------------                -----------      -----------------
(State or Other Jurisdiction)        (Commission         (IRS Employer
                                            File Number)     Identification No.)


         589 Fifth Avenue
     New York, New York                                  10017
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(Address of Principal Executive Offices)                 (Zip Code)


Registrant's telephone number, including area code: (212) 326-6170
                                                    --------------

          Not applicable
---------------------------------
 (Former Name or Former Address, if Changed Since Last Report)






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Item 5.  Other Events.
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                  On March 8, 2000, Dime Bancorp, Inc. issued the following
press release:

         DIME EXPOSES KEY DISCLOSURE OMISSIONS IN NORTH FORK'S PROPOSAL


     NEW YORK - March 8, 2000 - This morning, Dime Bancorp (NYSE:DME) expanded upon its analysis of North Fork Bancorporation, Inc.'s (NYSE:NFB) proposal to acquire Dime Bancorp. In a supplement to its proxy statement/prospectus relating to Dime's proposed merger with Hudson United, Dime exposed a number of key disclosure omissions in North Fork's proposal, including the following:

     - The North Fork proposal failed to disclose that it would result in double digit, permanent earnings per share dilution to Dime's shareholders.

     - The North Fork proposal involves cost savings assumptions that are unprecedented and unrealistic. Calling for cost savings equal to 64% of Dime's core expense base (excluding the expense base of Dime's North American Mortgage Company subsidiary) or, stated another way, an unprecedented 86% of North Fork's expense base pro forma for its two recently closed acquisitions, these cost savings assumptions are simply unachievable.

     - North Fork failed to disclose that the execution risk inherent in North Fork's proposal is magnified by the fact that an acquisition of Dime would be more than seven times larger than the next largest transaction that North Fork has ever completed.

     - The North Fork proposal is disingenuous in that the implied premium to market is dramatically overstated by the relative under-performance of Dime's shares during the period leading up to the expected consummation of the Hudson United transaction. If applied to Dime and North Fork's relative share prices as recently as September 1999, the North Fork proposal would have actually represented a discount to Dime's then market value.

     - The North Fork proposal is highly conditional and uncertain at best, with certain key conditions such as the need for the approval of Dime's Board of Directors having already not been met. North Fork fails to disclose the number of times it has made public offers for banking institutions and then dropped the offer.





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     Dime's Chairman and CEO Larry Toal stated, "Our analysis of the North Fork proposal suggests that even when giving full credit to North Fork's dubious assumptions, the value of the North Fork proposal simply does not measure up to the value of the nearly completed merger with Hudson United."

     Toal reiterated that Dime remains fully committed to pursuing its previously announced and pending merger with Hudson United. Hudson United issued a separate statement that it too remains fully committed to the Dime merger.

     Shareholders are urged to review Dime's full analysis by logging on to the Securities and Exchange Commission's web site at www.sec.gov through which the analysis can be accessed. The analysis will also be available shortly through Dime's web site at www.dime.com.

     The Dime Savings Bank of New York, FSB, is a regional bank currently serving consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. Directly and through its mortgage-banking subsidiary, North American Mortgage Company, Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

     Investors are urged to read Dime and Hudson's proxy statement/prospectus, and any amendments or supplements when they become available, as well as any solicitation/recommendation statement that may be filed by Dime, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These documents may also be obtained for free from Dime by directing such request to: Dime Bancorp, Inc., Investor Relations Dept., 589 Fifth Avenue, New York, New York, telephone: (212) 326-6170.



                                      # # #



     Contacts:

     Franklin Wright                        Mike Pascale/Rhonda Barnat
     Dime                                   Abernathy MacGregor Group
     212-326-6170                           212-371-5999




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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           DIME BANCORP, INC.




                                            By: /s/ Anthony Burriesci
                                                ------------------------------
                                                Name: Anthony Burriesci
                                                Title: Chief Financial Officer


Date: March 8, 2000



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